Exhibit 5.1

September 29, 2025

Nocera, Inc.

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist.

New Taipei City 221, Taiwan (R.O.C.)

Re: Nocera, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to an aggregate of 45,000,000 shares (the “Conversion Shares”) of common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of shares of Series B Convertible Non-Voting Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), issued or to be issued to the Selling Stockholder (as defined below) pursuant to that certain Securities Purchase Agreement, dated as of August 29, 2025, between Nocera, Inc., a Nevada corporation (the “Company”), and the Selling Stockholder (the “Purchase Agreement”). All of the Conversion Shares are being registered on behalf of the institutional accredited investor party to the Purchase Agreement (the “Selling Stockholder”).

As counsel to the Company, we have examined the Registration Statement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Conversion Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the Conversion Shares, there will not have occurred any change in the law or the facts affecting the validity of the Conversion Shares.

Based upon and subject to the foregoing, we are of the opinion that the Conversion Shares have been duly authorized and, when issued, delivered and paid for upon conversion of the Series B Preferred Stock in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to the Nevada Revised Statutes (the “NRS”), including the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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